EXHIBIT 4

VOTING AGREEMENT

Matthew T. Moroun, in his capacity as trustee (the “Trustee”) of the Grantor Trust for Matthew T. Moroun and DuraRock Underwriters, Ltd. (the “Moroun Trust”), hereby agrees that at each annual or special meeting of the stockholders of P.A.M. Transportation Services, Inc., a Delaware corporation (the “Company”), or at any adjournment or postponement thereof, or in any other circumstance upon which a vote, consent or other approval of the Company’s stockholders is sought, the Trustee will vote (or cause to be voted) all shares of common stock of the Company that, as of the record date for such meeting or action to be taken by written consent, are held by the Moroun Trust and are eligible to vote on or consent to the matter or matters submitted to the Company’s stockholders (the “Moroun Trust Shares”), in accordance with and in the same manner as the special trustee (the “Special Trustee”) of the 2020 Irrevocable Lindsay S. Moroun Trust under Agreement dated November 24, 2020 (the “LSM Trust”), votes the shares of common stock of the Company that, as of such record date, are held by the LSM Trust and are eligible to vote on or consent to the matter or matters submitted to the Company’s stockholders (the “LSM Trust Shares”). The Special Trustee hereby agrees to notify the Trustee of the manner in which the LSM Trust Shares have been or will be voted with respect to each such matter within a reasonable time prior to the applicable meeting, consent or approval date in order to permit the Trustee to vote the Moroun Trust shares in a like manner. Nothing in this agreement shall limit in any manner the Special Trustee’s authority to vote the LSM Trust Shares in the Special Trustee’s sole discretion pursuant to the terms of the LSM Trust. This agreement may be revoked by either party hereto upon written notice to the other party.

Dated: August 1, 2023

By:	/s/ Matthew T. Moroun
Matthew T. Moroun, as Trustee of the Grantor Trust for Matthew T. Moroun and DuraRock Underwriters, Ltd.

By:	/s/ Frederick P. Calderone
Frederick P. Calderone, as Special Trustee of the 2020 Irrevocable Lindsay S. Moroun Trust under Agreement dated November 24, 2020